Exhibit 3.1

CERTIFICATE OF FORMATION

OF

OHIO PHASE-IN-RECOVERY FUNDING LLC

This Certificate of Formation of Ohio Phase-In-Recovery Funding LLC (the “LLC”), dated as of May 15,2013, is being duly executed and filed by Renee V. Hawkins, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is Ohio Phase-In-Recovery Funding LLC.

SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington  New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Renee V. Hawkins
Name:	Renee V. Hawkins
Title:	Authorized Person